Exhibit 10.1

SEPARATION AGREEMENT and General RElease

This SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”), dated as of January 22, 2026, is by and between Bitmine Immersion Technologies, Inc. (the “Company”) and Erik Nelson (“Executive”).

RECITALS

WHEREAS, the Company employs Executive pursuant to the Employment Agreement, made and entered into as of September 1, 2025, by and between the Company and Executive (the “Employment Agreement”); and

WHEREAS, the Company has notified Executive that it is terminating Executive’s employment without “Cause” (as defined in the Employment Agreement), with such termination to be effective as of January 22, 2026 (the “Separation Date”);

WHEREAS, Executive is eligible for certain separation payments and benefits set forth in this Agreement; and

WHEREAS, the parties further desire to fully and finally resolve any and all claims, demands, and disputes that Executive has or may have arising out of or relating to Executive’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1. Separation. Executive’s employment with the Company shall terminate effective as of the Separation Date. As of that same date, Executive hereby resigns from all positions and offices held with the Company and its subsidiaries and affiliates, including (without limitation) as President of the Company. Such resignations shall be effective as of the Separation Date without further action. Executive shall, upon the Company’s request, execute any documents reasonably necessary to effectuate such resignations. Regardless of whether Executive executes this Agreement, the Company shall pay Executive (a) all accrued but unpaid base salary through the Separation Date, and (b) a cash payment for any accrued but unused paid time off, in each case less applicable withholdings. Such payments shall be made on the Separation Date. The Company shall reimburse Executive for all properly documented, reasonable business expenses incurred through the Separation Date and submitted in accordance with the Company’s expense reimbursement policies within thirty (30) days after receipt.

2. Continuation of Benefits. Regardless of whether Executive enters into this Agreement, following the Separation Date, Executive and Executive’s eligible dependents shall be eligible to elect continued group health coverage under the Company’s health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), subject to its terms and conditions. If Executive elects COBRA continuation coverage, Executive acknowledges that Executive is solely and fully responsible for the full cost of Executive’s COBRA continuation coverage and any corresponding administrative fees in accordance with COBRA.

3. Severance Pay.

(a) Pursuant to Section 5(a) of the Employment Agreement, the Company will pay Executive an amount equal to thirty (30) days of Executive’s current base salary, or $20,000.00 (the “Notice Payment”), in lieu of the required notice period. The Notice Payment will be paid in a lump sum on the first regular payroll date following the Separation Date and will be subject to applicable tax withholdings and authorized deductions. The Notice Payment is not conditioned on Executive’s execution or non-revocation of this Agreement.

(b) Subject to, and in consideration of, Executive’s execution, delivery, and non-revocation of this Agreement and continued compliance with the duties and obligations set forth in this Agreement (including the restrictive covenants set forth herein), the Company will pay Executive a lump sum amount equal to $585,000.00 (the “Severance Payment”). This payment will be made within thirty (30) days following the expiration of the revocation period referenced in Section 20, and shall be subject to applicable tax withholdings and authorized deductions. Executive acknowledges and agrees that this payment shall be forfeited, and any unpaid portion shall cease, in the event of Executive’s breach of this Agreement. Notwithstanding such forfeiture, all obligations of Executive under this Agreement shall remain in full force and effect.

4. Treatment of Equity; Acknowledgements.

(a) Each of the Company and Executive acknowledges and agrees that, Executive holds only those shares of the Company’s capital stock that are reflected in the Company’s books and records as of the date hereof (the “Shares”), which the parties agree shall remain subject to the terms and conditions of (i) the Company’s governing corporate documents, (ii) applicable equity plans, (iii) any other agreements or instruments under which such Shares were issued, and (iv) any applicable clawback or recoupment policy maintained by the Company from time to time.

(b) Executive acknowledges and agrees that, aside from the Shares, as of the date hereof, Executive holds no other shares, equity or other ownership interest in the Company, and by executing this Agreement, Executive hereby waives and relinquishes any and all rights to receive any additional shares, equity interests, phantom equity, distributions, or payments under any plan, agreement, or Company document.

(c) The Company will cooperate in good faith with all requests from Executive for the removal of the restrictive legend from any certificates for the Shares pursuant to Rule 144 of the Securities Act of 1933 and will use commercially reasonable efforts to process any request for removal of the restrictive legend within five (5) business days following receipt of a legal opinion supporting such removal.

5. Release of all Claims. In consideration for the payments set forth in Section 3(b), which Executive would not have otherwise been entitled to receive, and to the fullest extent permitted by law, Executive, on behalf of Executive and Executive’s heirs, executors, administrators, trustees, legal representatives, successors and assigns, release and forever discharge the Releasees (as defined below) from any and all claims, demands, causes of action, fees, liabilities and obligations of any kind whatsoever, both known and unknown, which Executive ever had, now has, or may have against any of the Releasees by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter, up to and including the Effective Date (as defined below), including but not limited to all claims related to or under: Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, as amended, including by the Civil Rights Act of 1991, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification (“WARN”) Act of 1988, the Family and Medical Leave Act of 1993, the Uniform Services Employment and Reemployment Rights Act of 1994, the Employee Retirement Income Security Act of 1974, California Fair Employment and Housing Act, the California Labor Code (including but not limited to provisions concerning wages, hours, overtime, commissions, expense reimbursement, meal and rest breaks, wage statements, and retaliation), the California Family Rights Act, the California WARN Act, the Private Attorneys General Act (“PAGA”), and the California Business and Professions Code § 17200 et seq; any and all claims of discrimination, harassment, and retaliation in connection with Executive’s employment, the terms and conditions of such employment and Executive’s separation from such employment under any federal, state, city, and/or local fair employment, non-discrimination or civil rights law, ordinance or regulation; all claims sounding in tort or breach of contract (express or implied), wrongful discharge, whistleblowing, detrimental reliance, defamation, slander, libel, intentional and negligent emotional distress or compensatory and/or punitive damages; any and all common law claims, including but not limited to wrongful or retaliatory discharge in violation of public policy, breach of the covenant of good faith and fair dealing, interference with contractual relations or prospective business advantage, invasion of privacy, false imprisonment, and/or fraud; and all claims for attorneys’ fees, costs, disbursements and/or the like. All of the above laws are referenced and included as amended.

Executive expressly waives the provisions of Section 1542 of the California Civil Code, which provides:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Executive understands that this waiver means that even if Executive later discovers facts different from or in addition to those known at the time of signing this Agreement, this release will remain in full force and effect.

Notwithstanding the foregoing, Executive does not release: (i) any right to enforce this Agreement; (ii) any vested retirement benefits or 401(k) savings plan benefits, or any medical plan benefits for which Executive is eligible under the terms of the applicable benefit plans, or any payments to which Executive is entitled under any qualified or non-qualified benefit plan or program sponsored by the Company; (iii) any claim to unemployment insurance or workers’ compensation benefits, where applicable; (iv) any claim that cannot lawfully be released by private agreement, including claims arising after the Effective Date, claims for indemnification under applicable law or the Company’s bylaws or insurance, and Executive’s right to file a charge or participate in an investigation with a government agency (provided that this Agreement does not limit Executive’s right to receive an award for information provided to any government agency, and provided further that Executive waives the right to recover individual monetary relief from the Company in any proceeding in which the agency does not award such a bounty or monetary award); and (v) any rights under the California Labor Code §§ 2699.3(b)(4) and 206.5(a). Executive understands and acknowledges that this Agreement waives only those claims that arise on or before Executive’s execution of this Agreement and does not waive future claims, if any. For the avoidance of doubt, nothing in this Agreement purports to waive any non-individual PAGA claims to the extent such a waiver is prohibited by applicable law.

Executive represents that Executive has been paid all wages, salary, bonuses, and other compensation due through the Separation Date, other than the amounts expressly provided in Section 3.

Executive represents and warrants that Executive has not filed or caused to be filed, and is not presently a party to, any claim against the Company. Executive further represents that Executive does not have, and has not asserted in the past, any claims against the Company the factual foundation of which involves unlawful discrimination, harassment and/or retaliation. Executive represents and warrants that Executive has not assigned or transferred any claim being released.

Nothing in this Agreement shall be construed as an admission of liability by the Company or any other Releasee, and the Company specifically disclaims liability to or wrongful treatment of Executive on the part of itself and all other Releasees.

“Releasees” means the Company and its present and former direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors and assigns, and their present and former officers, directors, employees, representatives, shareholders, attorneys, and agents, whether acting as agents or in individual capacities, and the pension and welfare benefit plans (and their respective administrators, fiduciaries, trustees and insurers, whether acting as agents or in individual capacities) of the Company and its affiliates.

6. Sole and Exclusive Benefits. This Agreement provides for the sole and exclusive benefits for which Executive is eligible as a result of the Executive’s separation from employment, except as otherwise required by law and any rights Executive may have for accrued vested benefits under any employee benefit plan, and Executive shall not be eligible for any contractual benefits under any other agreement or arrangement providing for payments or benefits upon a separation from service or otherwise. Further, Executive acknowledges and agrees that Executive will not receive, and is not and will not be eligible for, any other bonuses, incentives, fees or any other payments or benefits other than what is expressly set forth in this Agreement.

7. Return of Property. Executive agrees that, on or before the Separation Date, Executive will return all, and will not retain copies of, Company property, including, without limitation, records, files, customer/client lists, documents, models, equipment, laptops, computers, software and intellectual property relating to the Company’s business in whatever form (including electronic), including those that relate to or contain confidential or proprietary information of the Company; provided, however, that Executive shall be permitted to retain personal items (so long as such items do not contain confidential information) and office furniture and equipment previously purchased by Executive. If, at any time after the Separation Date, Executive discovers that Executive has in Executive’s possession any additional Company property, Executive agrees to immediately return it to the Company. Executive agrees to cooperate with the Company to return such Company property to the Company’s offices by mail, messenger service or other reasonably appropriate means.

8. Restrictive Covenants. In order to preserve and protect the goodwill and value of the Company’s business, operations and relationships to which Executive has had access during Executive’s employment, Executive hereby agrees as follows:

(a) Confidentiality. Executive acknowledges that due to the position Executive has occupied and the responsibilities Executive has had at Company, Executive has received confidential information concerning the Company and its affiliates’ procedures, technologies, strategies, employees, investors, clients, customers, vendors, contractors, subcontractors, portfolio companies, contracts and other proprietary information. Executive acknowledges and agrees that all such information, together with any other information learned by Executive during Executive’s tenure (whether as an employee, consultant or otherwise) at the Company (whether oral or written, and including any information learned at any of the Company’s predecessor or acquired companies), shall remain confidential, and Executive may not disclose that information to any other person without the Company’s express prior written consent other than (i) as required by law or (ii) as otherwise set forth in this Section 8(a).

Executive further acknowledges and agrees that Executive’s obligations regarding inventions, discoveries, developments, designs, processes, writings, software, trade secrets, and other work product created during employment shall continue to be governed by Section 2(f) (“Work Product and Intellectual Property”) of the Employment Agreement, which remains in full force and effect.

In addition, Executive agrees that Executive will not use any Confidential Information to solicit or attempt to solicit any employee, consultant, customer, client, supplier, vendor, or other business partner of the Company with whom Executive had material contact during the twenty-four (24) months preceding the Separation Date. This restriction is intended solely to prevent the misuse of the Company’s Confidential Information and shall not be construed as a covenant not to compete or non-solicitation restriction prohibited under California law.

(b) Confidentiality of Agreement. Executive agrees to treat the existence and terms of this Agreement as confidential and will not discuss the Agreement or its terms with anyone other than: (i) Executive’s counsel or tax advisor as necessary to secure their professional advice, (ii) Executive’s spouse, (iii) as may be required by law, and (iv) as may be necessary to enforce the provisions of this Agreement; provided, however, that with respect to any disclosure pursuant to this clause (iv), Executive shall seek to have the Agreement submitted or filed under seal. Further, Executive agrees that if Executive finds it necessary to disclose the existence or terms of this Agreement as permitted under this Section 8(b), Executive will advise such persons that they are under an obligation to maintain the confidentiality of such information, and Executive assumes full responsibility for any such person’s disclosure. Nothing in this Section 8(b) prohibits Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful; provided that nothing herein authorizes disclosure of information protected by the attorney-client privilege, attorney work product doctrine, or trade secret law, except as permitted by applicable law.

(c) Mutual Non-Disparagement. Executive agrees not to make any defamatory or derogatory statements (written or verbal) intending to adversely affect or having a foreseeable result of adversely affecting the Company or its affiliates or the good name and reputation of any of their officers, directors, agents or employees. Executive represents and warrants to the Company that Executive has not, to date, made any such defamatory or derogatory statements (written or verbal) to any client or other business relation of the Company or in any public forum (including, without limitation, on social media or social networking sites) intending to adversely affect or having a foreseeable result of adversely affecting the Company or its affiliates or the good name and reputation of any of their officers, directors, agents or employees.

The Company shall instruct its Board of Directors not to make, or cause to be made, any defamatory or derogatory statements (whether written or verbal) intending to adversely affect or having a foreseeable result of adversely affecting Executive or the good name and reputation of Executive. The Company represents and warrants that, to the best of its knowledge, its Board of Directors have not, to date, made any such statements. Notwithstanding the foregoing, the Company may instruct its Board of Directors that they may make accurate statements: (a) to their and the Company’s financial and legal advisors; (b) to governmental authorities for tax purposes; (c) in response to a lawfully issued subpoena; or (d) as needed to carry out the terms of this Agreement or as reasonably necessary for the Company’s regular business operations.

(d) Release of Non-Competition and Non-Solicitation Obligations. The Company hereby fully waives and releases the Executive from the non-competition and non-solicitation covenants contained in Sections 6(a)-(c) of the Employment Agreement, and such covenants are hereby terminated and of no force and effect; provided that Executive is bound by the confidentiality obligations set forth in Section 8(a) of this Agreement.

(e) Protected Rights. Nothing in this Agreement, including the confidentiality and non-disparagement provisions in this Section 8, shall be construed to prohibit Executive from initiating or maintaining a charge of discrimination with the Equal Employment Opportunity Commission or other federal, state, or local equal employment opportunity agency, or from otherwise fully cooperating with and/or participating in any investigation by the Equal Employment Opportunity Commission, the National Labor Relations Board or other government agency with or without notice to or prior authorization from the Company. Executive is, however, waiving Executive’s rights to any monetary recovery should any such agency pursue any claims on Executive’s behalf. Nothing in this Agreement prohibits Executive from disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful. In addition, and consistent with the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is: (i) made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or proceeding, provided that such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding, provided that any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

(f) Remedies. The Company would suffer irreparable harm from a breach of any of the covenants or agreements contained in this Section 8. In the event of an alleged or threatened breach by Executive of any of the provisions of this Section 8, the Company or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages, and the restricted period, as applicable, described above will be extended until such alleged breach or violation is resolved. Executive agrees that the restrictions in this Section 8 are reasonable protections under the circumstances of the payment of the amounts set forth herein. Notwithstanding the foregoing, to the extent any provision of this Section 8 is unenforceable under California law, such provision shall be deemed modified or severed to the minimum extent necessary to render it enforceable, and the remainder of this Section 8 shall remain in full force and effect.

9. Indemnification; D&O Insurance. The parties acknowledge and agree that Executive’s rights to indemnification, advancement of expenses, and directors’ and officers’ liability insurance coverage shall continue to be governed by, and remain in full force and effect pursuant to, Section 8 (“Indemnification; D&O Insurance”) of the Employment Agreement.

10. Cooperation. Executive agrees to be reasonably available to the Company to respond to reasonable requests for information pertaining to or relating to the Company or any of its agents, officers, directors or employees which may be within the knowledge of Executive. Executive will cooperate fully with the Company in connection with any and all existing or future depositions and/or litigations or investigations brought by or against the Company or any of its agents, officers, directors, or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems Executive’s cooperation necessary. In the event that Executive is subpoenaed in connection with any litigation or investigation involving the Company, Executive will immediately notify the Company, and shall give the Company an opportunity to respond to such notice before taking any action or making any decision in connection with such subpoena. The Company will reimburse Executive for reasonable out-of-pocket expenses incurred as a result of such cooperation, including reasonable legal fees and costs, and will pay Executive $400 per hour for time spent in providing such cooperation. Executive further agrees to reasonably cooperate with the Company in its preparation of and responses to any required public company filings or regulatory inquiries relating to the period of Executive’s service, with reimbursement of reasonable out-of-pocket expenses as provided above.

11. Voluntary Agreement. Executive understands and agrees that Executive is under no obligation to consent to the general release of claims under Section 5 of this Agreement. Executive understands that they are entering into this Agreement in exchange for good and valuable consideration, beyond anything to which Executive is otherwise entitled, and that the payment set forth in Section 3 is sufficient consideration to require Executive to abide with Executive’s obligations under this Agreement.

12. Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.

13. Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time. This Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party’s legal representative to draft any of its provisions.

14. Governing Law. This Agreement is governed by the laws of California, without regard to its conflict of laws provisions. To the extent any dispute is not subject to arbitration under Section 15, each party irrevocably waives the right to a jury trial to the maximum extent permitted by applicable law.

15. Arbitration. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be submitted for resolution to binding arbitration as provided herein. Any arbitration pursuant to this Agreement shall be administered by the Judicial Arbitration and Mediation Services (“JAMS”); shall be conducted in accordance with JAMS’ Employment Arbitration Rules and Mediation Procedures, as modified herein; and shall be conducted by a single arbitrator, selected in accordance with JAMS rules. Such arbitration will be conducted in Los Angeles, California, and the arbitrator will apply California law, including federal statutory law as applied in California courts. The arbitrator may grant injunctions or other relief in such dispute or controversy. The arbitrator shall be neutral, shall permit adequate discovery, shall issue a written award with essential findings and conclusions, and shall be authorized to award all remedies available under applicable law. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. The Company shall bear all costs unique to arbitration, including the arbitrator’s fees and any JAMS administrative fees, except that each party shall bear its own attorneys’ fees and costs, and any award of attorneys’ fees and costs shall be made only as authorized by the applicable substantive law that would apply in court. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The parties agree to keep confidential the existence of any such arbitration proceeding and the subject matter of any such proceeding. Notwithstanding the foregoing, in the event of breach or threatened breach of any non-solicitation covenant or other restrictive covenant, Executive hereby consents and agrees that the Company and its affiliates shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security.

16. Code Section 409A.

(a) This Agreement, and the Notice Payment and the Severance Payment paid in connection with it, are intended to be exempt from or otherwise comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered, construed and interpreted in accordance with such intent. Any Notice Payment or Severance Payment that fails to qualify for the exemptions under Code Section 409A shall be paid or provided in accordance with the requirements of Code Section 409A. Notwithstanding the foregoing, the Company cannot guarantee that the Notice Payment and the Severance Payment provided under this Agreement will satisfy all applicable provisions of Code Section 409A and the Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of the Executive in connection with this Agreement (including any taxes and penalties under Code Section 409A), and neither the Company nor any of its subsidiaries or affiliates shall have any obligation to indemnify or otherwise hold the Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

(b) Each payment under this Agreement is intended to be treated as one of a series of separate payments for purposes of Code Section 409A. To the extent any reimbursements or in-kind benefit payments under the Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments will be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) (or any similar or successor provisions).

(c) Notwithstanding anything in the Agreement to the contrary, to the extent the Executive is considered a “specified employee” (as defined in Code Section 409A) and would be entitled to a payment during the six-month period beginning on the Executive’s separation from service (as defined in Code Section 409A) that is not otherwise excluded under Code Section 409A under the exception for short-term deferrals, separation pay arrangements, reimbursements, in-kind distributions, or any otherwise applicable exemption, the payment will not be made to the Executive until the earlier of the six-month anniversary of the Executive’s separation from service or the Executive’s death and will be accumulated and paid on the first day of the seventh month following Executive’s separation from service.

(d) The parties may amend the Agreement to the minimum extent necessary to satisfy the applicable provisions of Code Section 409A.

17. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement may not be changed orally, and no modification, amendment, or waiver of any of the provisions contained in this Agreement, nor any future representation, promise, or condition in connection with the subject matter hereof, shall be binding upon any party unless made in writing and signed by such party.

18. Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

19. Counterparts; Electronic Signature. The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement. The facsimile, email or other electronically delivered signatures of the parties shall be deemed to constitute original signatures, and facsimile or electronic copies hereof shall be deemed to constitute duplicate original.

20. Consideration and Revocation Period. Because this Agreement includes a release of claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, Executive acknowledges and agrees that: this waiver and release is knowing and voluntary and has been written in a manner that is clear and understandable; the release of claims applies only to claims arising on or before the date of Executive’s execution of this Agreement, and does not waive or release any rights or claims that may arise after that date; Executive has been advised in writing to consult with an attorney before signing this Agreement, and has had the opportunity to do so; Executive has been given at least twenty-one (21) days to consider the terms of this Agreement before signing it, and understands that if Executive chooses to sign it before the end of that period, such decision was made voluntarily and knowingly; any changes, whether material or immaterial, made to this Agreement after it was initially presented do not restart or extend the twenty-one (21) day consideration period; Executive has read and understands the entire Agreement and is signing it voluntarily and with the intent to be legally bound by all of its terms; and after signing, Executive shall have seven (7) calendar days to revoke this Agreement by delivering written notice of revocation to Chi Tsang, Chief Executive Officer.

This Agreement shall not become effective or enforceable until the seven-day revocation period has expired without revocation, which shall be the eighth calendar day after Executive’s execution of this Agreement (the “Effective Date”).

[Signature page follows]

IN WITNESS WHEREOF, each of the parties have executed this Agreement as of the Effective Date.

Bitmine Immersion Technologies, Inc.

By:	/s/ Chi Tsang
Name:	Chi Tsang
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ Erik Nelson
Name:	Erik Nelson